EXHIBIT 99.1

Flushing Savings Bank to Combine With Its Subsidiary Under New York Commercial Bank Charter

LAKE SUCCESS, N.Y., Oct. 11, 2012 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), announced today that the Bank filed an application with the New York State Department of Financial Services ("NYSDFS") to combine with the Bank's wholly-owned subsidiary, Flushing Commercial Bank, which will have the effect of converting the Bank from a federally-chartered savings bank to a New York State-chartered commercial bank. Prior to or simultaneously with the combination, Flushing Commercial Bank's charter will be amended such that Flushing Commercial Bank will become a full-service commercial bank, rather than a limited purpose commercial bank, which it currently is, and its name will be changed to "Flushing Bank." The Bank also filed a notice of the proposed combination and charter change with its primary federal regulator, the Office of the Comptroller of the Currency, and filed an application with respect to the combination with the Federal Deposit Insurance Corporation. In due course, the Company will be filing an application with the Federal Reserve to change from a savings and loan holding company to a bank holding company under federal banking laws in connection with the transaction.

Subject to receiving the necessary regulatory approvals, the Bank and Flushing Commercial Bank will be combined, and the resulting combined institution will be a full service New York State-chartered commercial bank operating under the name "Flushing Bank," and the Company will be a bank holding company under the Bank Holding Company Act of 1956, as amended. After the combination, the NYSDFS, which is currently the primary regulator of Flushing Commercial Bank, will be the primary regulator of the combined bank, Flushing Bank, and the Federal Deposit Insurance Corporation, which is currently the primary federal regulator of Flushing Commercial Bank, will be the primary federal regulator of Flushing Bank because it will be a state nonmember bank. The Federal Reserve will remain the Company's primary federal regulator. The transaction is expected to be completed in either the fourth quarter of 2012 or the first quarter of 2013 and will have little impact on the current activities or investments of the Bank and Flushing Commercial Bank, although the Bank expects some annual cost savings as a result of the conversion. The Bank, founded in 1929, had been a New York State-chartered savings bank throughout most of its history and converted to a federal charter in 1994 in order to facilitate its conversion from mutual to stock form.

John R. Buran, President and CEO of the Company, stated: "Over the past several years we have been building the capabilities to transition to a commercial bank. Our focus on this goal has created a diversified, well-capitalized financial institution that serves consumers, businesses and public entities in the New York City metropolitan area. We have over $800 million in business and municipal deposits representing over 25% of our deposit base. Our loan portfolio is primarily comprised of mortgage loans on income producing properties and loans to businesses. Combined, these loan products represent over 90% of our loan portfolio at the end of second quarter. In addition, in our most recently reported quarter, more than one-third of our total loan originations were commercial and industrial loans.  Based on the growth in this segment, the logical next step is to change our charter to reflect the completion of this transition. This transaction also presents an opportunity to combine our two banks under one charter." Mr. Buran added: "This charter change will streamline our operations, which we expect to result in over $0.8 million in annual savings once the conversion is complete. Most importantly, this transaction will have no negative impact on our customers. Additionally, we believe that we will benefit from the oversight of the NYSDFS which is focused on the local community banks and financial institutions."

About Flushing Financial Corporation

Flushing Financial Corporation (Nasdaq:FFIC), with $4.4 billion in consolidated assets, is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation. Flushing Bank is a trade name of Flushing Savings Bank, FSB. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its seventeen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide. Flushing Commercial Bank, a wholly-owned subsidiary, provides banking services to public entities including counties, cities, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Bank and Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

CONTACT: Maria A. Grasso
         Executive Vice President, Chief Operating Officer
         Flushing Bank
         718-961-5400